Exhibit 8.3

HUNTON ANDREWS KURTH LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

FILE NO: 87461.45

May 31, 2018

Annaly Capital Management, Inc.

1211 Avenue of the Americas

New York, New York 10036

Annaly Capital Management, Inc.

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Annaly Capital Management, Inc., a Maryland corporation (the “Company”), in connection with (i) the proposed exchange offer and subsequent merger (the “Merger”) of MTGE Investment Corp., a Maryland corporation (“MTGE”), with and into Mountain Merger Sub Corporation (“Mountain Merger Sub”), a Maryland corporation and “qualified REIT subsidiary” within the meaning of section 856(i)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) of the Company, pursuant to the Agreement and Plan of Merger, by and among the Company, Mountain Merger Sub, and MTGE, dated as of May 2, 2018 (the “Merger Agreement”) and (ii) the preparation of the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission, as amended through the date hereof (the “Registration Statement”), with respect to the Merger. You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined, and with your consent, relied upon, the following:

1.	the Registration Statement;

2.	the Merger Agreement;

3.	the Company’s Articles of Amendment and Restatement, as filed on February 4, 1997 with the Department of Assessments and Taxation of the State of Maryland, as amended and supplemented through the date hereof;

4.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

ATLANTA    AUSTIN    BANGKOK    BEIJING    BOSTON     BUSSELS    CHARLOTTE    DALLAS    DUBAI    HOUSTON    LONDON    LOS ANGELES

MIAMI    NEW YORK    NORFOLK    RALEIGH/DURHAM    RICHMOND    SAN FRANCISCO    THE WOODLANDS    TYSONS    WASHINGTON, DC

www.HuntonAK.com

Annaly Capital Management, Inc.

May 31, 2018

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.    each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.    during its taxable year ending December 31, 2018, and future taxable years, the Company has operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Company Officer’s Certificate”), true for such years;

3.    during its taxable year ending on the date of the Merger, MTGE has operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of MTGE (the “MTGE Officer’s Certificate” and together with the Company Officer’s Certificate, the “Officer’s Certificates”), true for such taxable year ending on the date of the Merger;

4.    neither the Company nor MTGE will make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

5.    no action will be taken by the Company or MTGE after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificates and the factual matters discussed in the Registration Statement that relate to the Company’s status as a REIT. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, with respect to the Company Officer’s Certificate, where such factual representations involve terms defined in the Code, the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individual making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificates, and the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” (which is incorporated herein by reference), we are of the opinion that (A) at all times since its taxable year ended December 31, 2014, the Company has been organized and operated in conformity with the requirements for qualification as a REIT under the Code and (B) the proposed method of operation of the Company will enable the Company to continue to meet the requirements for qualification as a REIT under the Code.

Annaly Capital Management, Inc.

May 31, 2018

We will not review on a continuing basis the Company’s or MTGE’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this letter or the Officer’s Certificates. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and may not have reviewed. Moreover, we note that we did not represent the Company as tax counsel prior to June 1, 2016.

The foregoing opinion is based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. Additional issues may exist that could affect the federal tax treatment of the transaction that is the subject of the opinion, and this opinion letter does not consider or provide a conclusion with respect to any such additional issues. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ HUNTON ANDREWS KURTH LLP